As filed with the Securities and Exchange Commission on March 2, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Altair Engineering Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-2591828
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Altair Engineering Inc.

1820 E. Big Beaver Road

Troy, Michigan 48083

(Address of Principal Executive Offices) (Zip Code)

Altair Engineering Inc. 2017 Equity Incentive Plan

(Full title of the plan)

James R. Scapa

Chief Executive Officer

Altair Engineering Inc.

1820 E. Big Beaver Road

Troy, Michigan 48083

(Name and address of agent for service)

(248) 614-2400

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Peter Ehrenberg

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

(212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Class A common stock, $0.0001 par value per share(3)	2,172,063	$34.96	$75,935,322.50	$9,856.40

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the Registrant’s 2017 Equity Incentive Plan (the “Plan”) in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s Class A common stock.

(2)

Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price of the Registrant’s Class A common stock as reported on the NASDAQ Global Select Market on February 26, 2020.

(3)

Represents an automatic annual increase on January 1, 2020 to the number of shares of the Registrant’s Class A common stock reserved for issuance under the Plan, which annual increase is provided for in the Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Altair Engineering Inc. (the “Registrant”) for the purpose of registering additional shares of the Registrant’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) under the Registrant’s 2017 Equity Incentive Plan (the “Plan”). The number of shares of Class A Common Stock available for grant and issuance under the Plan is subject to an automatic annual increase on January 1 of each year beginning in 2018 by an amount equal to the lesser of (i) 3% of the number of shares of all classes of the Registrant’s common stock outstanding on December 31 of the preceding calendar year or (ii) a lesser number of shares of Class A Common Stock determined by the Board of Directors of the Company (the “Evergreen Provision”). On January 1, 2020, the number of shares of Class A Common Stock available for grant and issuance under the Plan increased by 2,172,063 shares. This Registration Statement registers such additional shares of Class A Common Stock, which were available for grant and issuance under the Plan pursuant to the Evergreen Provision as of January 1, 2020.

Pursuant to General Instruction E of Form S-8, the contents of the Registration Statements on Form S-8 of the Registrant filed with the Securities and Exchange Commission (the “Commission”) on November 3, 2017 (Registration No. 333-221312), on March 21, 2018 (Registration No. 333-223833) and on March 1, 2019 (Registration No. 333-230019), including any amendments thereto or filings incorporated therein, are incorporated herein by this reference to the extent not replaced hereby.

PART I

Information Required in the Section 10(a) Prospectus

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 2, 2020; and

(b)

The description of the Registrant’s Class  A Common Stock contained in its Registration Statement on Form 8-A (Registration No. 001-38263) filed with the SEC on October 27, 2017 pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Certificate of Incorporation, as amended and as currently in effect	S-1/A	333- 220710	3.1	10/6/2017

4.2	Third Amended and Restated Bylaws, as currently in effect.	S-1/A	333- 220710	3.2	10/6/2017

4.3	Specimen Stock Certificate of the Registrant	S-1/A	333- 220710	4.1	10/19/2017

5.1	Opinion of Lowenstein Sandler LLP					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Lowenstein Sandler LLP (filed as part of Exhibit 5.1)					X

24.1	Power of Attorney (contained on the signature page of this registration statement on Form S-8)					X

99.1	Altair Engineering Inc. 2017 Equity Incentive Plan and forms of equity agreements thereunder	S-1/A	333-220710	10.12	10/19/2017

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on this March 2, 2020.

ALTAIR ENGINEERING INC.

By:	/s/ James R. Scapa
James R. Scapa Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James R. Scapa and Howard N. Morof, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James R. Scapa	Chairman, Chief	March 2, 2020
James R. Scapa	Executive Officer and Director
(Principal Executive Officer)

/s/ Howard N. Morof	Chief Financial Officer	March 2, 2020
Howard N. Morof	(Principal Financial and Accounting Officer)

/s/ Mary C. Boyce	Director	March 2, 2020
Mary C. Boyce

/s/ Brett Chouinard	Director	March 2, 2020
Brett Chouinard

/s/ Steve Earhart	Director	March 2, 2020
Steve Earhart

/s/ Trace Harris	Director	March 2, 2020
Trace Harris

/s/ Richard Hart	Director	March 2, 2020
Richard Hart

/s/ Jan Kowal	Director	March 2, 2020
Jan Kowal